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                                                                    Exhibit 99.1

                           CONSENT OF DIRECTOR NOMINEE


      I hereby consent to the use of my name, disclosure regarding my agreement to join the Board of Directors of AMERISAFE, Inc. (the "Company") upon the consummation of the Company's initial public offering, and the disclosure of my biographical information included under the heading "Management" and elsewhere in the Company's Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission on August 3, 2005 and in all amendments or supplements thereto.



                                             /s/ Austin Young
                                             --------------------------------
                                                     Austin Young



Dated October 5, 2005